Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS

FIRST QUARTER 2015 RESULTS

First Quarter Earnings Highlights

•

First quarter 2015 adjusted net income increased 18.4%, or $3.8 million, to $24.4 million,  compared to first quarter 2014 adjusted net income of $20.6 million. Adjusted net income excludes the following non-cash items: depreciation and amortization, warrant liability gains and losses, and gains and losses relating to the tax indemnity receivable for periods prior to its settlement in December 2014.

•	Master Planned Community (“MPC”) land sales decreased 4.1% to $44.8 million for the first quarter 2015 compared to $46.7 million for the first quarter 2014.
•

Net operating income (“NOI”) for our income-producing Operating Assets increased 48.9% to $27.1 million for the first quarter 2015, compared to $18.2 million in the first quarter 2014. The increase is primarily related to the opening in 2014 of Downtown Summerlin and The Outlet Collection at Riverwalk, and the December 2014 acquisition of 10-60 Columbia Corporate Center office properties.

The Howard Hughes Corporation Property and Financing Highlights

•	Closed on a joint venture with Discovery Land Company in Summerlin to develop a 555-acre high-end golf course community.
•

Completed construction and placed into service Hughes Landing Retail, a 123,000 square foot retail component of Hughes Landing anchored by Whole Foods. The property is 83.4% leased as of April 30, 2015.

•	Completed construction and placed into service Creekside Village Green, a 74,352 square foot mixed-use project located in The Woodlands. The property is 66.3% leased as of April 30, 2015.
•

Completed the Seaport District Assemblage adjacent to the South Street Seaport.  The assemblage consists of commercial development rights totaling 817,784 square feet.  We are currently evaluating plans for this asset.

•

Closed on a $23.0 million non-recourse mortgage loan for 3831 Technology Forest Drive, a 95,000 square foot office building located in The Woodlands. The loan bears fixed interest at 4.50% and matures in March 2026.

•

Subsequent to the end of the first quarter 2015, closed on an $80.0 million non-recourse financing for the 10-60 Columbia Corporate Center office properties, which were previously unleveraged.  The loan bears interest at LIBOR plus 1.75% and has an initial maturity of May 2020 with two, one-year extension options.

_____________________________________________

* Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, May 11, 2015 - The Howard Hughes Corporation® (NYSE: HHC) or (the “Company”) today announced its results for the first quarter of 2015.

For the three months ended March 31, 2015, net loss attributable to common stockholders was $(106.0) million, or $(2.68) per diluted common share, compared with net loss attributable to common stockholders of $(86.3) million, or $(2.19) per diluted common share, for the three months ended March 31, 2014.  First quarter 2015 net loss attributable to common stockholders includes a non-cash $(108.8) million warrant loss and $(21.5) million of non-cash depreciation and amortization expense. Excluding these non-cash items, net income attributable to common stockholders, was $24.4 million, or $0.56 per diluted common share.  Excluding the $(96.4) million non-cash warrant loss and $(10.5) million of non-cash depreciation and amortization expense, net income attributable to common stockholders was $20.6 million, or $0.48 per diluted common share for the first quarter 2014.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is becoming a more material and growing component of our earnings.  Beginning this quarter, we are presenting adjusted net income, a non-GAAP measure that excludes depreciation and amortization and non-cash warrant liability and tax indemnity receivable gains and losses.  The tax indemnity receivable was settled in the fourth quarter 2014 and will not be a component of our net income beginning in 2015.  The presentation of net income excluding depreciation and amortization is consistent with other companies in the property ownership business, who also typically report an earnings measure that excludes non-cash depreciation and amortization.  For a reconciliation of adjusted net income to net income (loss) attributable to common stockholders, please refer to the Supplemental Information contained in this earnings release.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “As we continue into 2015, macroeconomic conditions remain stable and our developments are proceeding according to plan.  Our recently completed projects continue to make progress towards their stabilization. Pre-leasing and pre-sales activity at our on-going developments was strong during the first quarter of 2015, with the exception of demand for new office space at The Woodlands, which decreased due to uncertainty caused by the decline in oil prices.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and Operating Assets net operating income (“NOI”) are presented in our Supplemental Information.  For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenues, decreased $1.9 million, or 4.1%, to $44.8 million for the first quarter 2015 compared to the first quarter 2014.

Summerlin land sales increased by $4.6 million, or 16.2%, to $33.0 million on slightly lower acreage sold.  For the first quarter 2015, Summerlin sold a mix of superpad sites, finished lots and custom lots.  Price per acre for superpads, Summerlin’s primary residential land product, increased by $54,000, or 10.4%, to $574,000 for the first quarter 2015 compared to the first quarter 2014. The increase in land pricing at Summerlin is due to the scarcity of attractive developable residential land in the Las Vegas market.

Bridgeland land sales increased to $4.6 million for the first quarter 2015 compared to $0.1 million for the first quarter 2014.  The increase is due to having virtually no inventory for sale during the first quarter of 2014 caused by delays in development associated with a needed wetlands permit, which was obtained in February 2014. During the second half of 2014, we began delivering finished lots developed after receipt of the permit and sold 338 finished lots to homebuilders during that period.  Homebuilders are currently developing single-family homes for sale on these lots, and we expect demand for new lots at Bridgeland to be modest until a portion of these homes are completed and sold later in 2015.

Land sales revenues at The Woodlands decreased by $11.0 million to $7.2 million in the first quarter 2015 compared to the first quarter 2014, with 10.6 acres sold compared to 25.2 acres sold for the respective period.  The average price per acre for the three months ended March 31, 2015 was $681,000, 5.8% lower than $723,000 for the same period in 2014.  The Woodlands’ inventory of residential land for sale is currently less than 1,500 lots, and the range of lot types/sizes available for sale is decreasing as its available residential land is nearing full sellout.  This factor, combined with a more uncertain economic climate in the greater Houston area, is likely contributing to slowing sales velocity.

The Houston economy has shown signs of a slowdown in economic growth as a result of the drop in the price per barrel of oil from approximately $100 in early 2014 to its current mid-$50 range for West Texas Intermediate Crude, and published housing statistics remain mixed.  Houston-area housing inventory remains low relative to historical standards and home sales and prices during March 2015 showed year-over-year gains compared to 2014.  The ongoing consolidation and relocation of approximately 10,000 employees to ExxonMobil’s three million square foot corporate campus, and completion by the end of 2015 of the latest phase of the Grand Parkway, may mitigate a portion of the negative impact of declining oil prices on our Houston MPCs. The ExxonMobil campus is under construction and located just south of The Woodlands. The segment of the Grand Parkway being completed in 2015 will bisect Bridgeland and connect the ExxonMobil campus, the airport and the energy corridor, significantly reducing commute times between these locations.

Operating Assets Highlights

NOI from our combined retail, office, multi-family and resort and conference center properties increased $8.9 million, or 48.9%, to $27.1 million for the first quarter 2015, compared to NOI of $18.2 million for the first quarter 2014.  These properties are referred to as our “income-producing Operating Assets.” These amounts include our share of NOI from our non-consolidated equity-method ventures and the annual first quarter distribution from our Summerlin Hospital cost-basis investment, which was $1.7 million and $1.8 million for the three months ended March 31, 2015 and 2014, respectively.

The $8.9 million increase in NOI in the first quarter 2015 compared to the first quarter 2014 is primarily attributable to the acquisition of 10-60 Columbia Corporate Center office properties in December 2014, which contributed $2.7 million to the increase, and Downtown Summerlin and the Outlet Collection at Riverwalk, both of which opened in 2014 and contributed a combined $2.9 million to the increase.  One and Two Hughes Landing office buildings contributed a combined $1.1 million to the increase as they continue to ramp up towards stabilization, and The Woodlands Resort and Conference Center, which completed its renovation in the fourth quarter 2014, contributed $1.0 million to the increase. The remaining $1.4 million of the increase is due to smaller changes in NOI at our other operating assets.

South Street Seaport remains substantially closed while redevelopment of Pier 17 and the renovation of the historic area continue.

During the first quarter 2015, we completed and placed into service two developments in The Woodlands, Hughes Landing Retail, a 123,000 square foot Whole Foods-anchored retail component of Hughes Landing, and Creekside Village Green,  a 74,352 square foot mixed-use property. As of April 30, 2015, 83.4% of Hughes Landing Retail and 66.3% of Creekside Village Green have been leased. We expect to reach stabilized annual NOI of $3.9 million for Hughes Landing Retail and $2.2 million for Creekside Village by the end of the third quarter 2015.

The Metropolitan Downtown Columbia multi-family project opened in the first quarter 2015.  We own the 380-unit Class A apartment building in a 50/50 joint venture with a local developer.  As of April 30, 2015, 32.4% of the units have been leased.  We expect the apartments to reach stabilized annual NOI of $6.8 million in the fourth quarter 2017.

In March 2015, we closed on a $23.0 million financing for 3831 Technology Forest Drive, a 95,078 square foot office building in The Woodlands.  The loan bears fixed interest at 4.50% and matures on March 24, 2026. Kiewit Energy Group is the sole tenant occupying the space and the building was opened in December 2014.

On May  6, 2015, we closed on a $80.0 million non-recourse financing for the 10-60 Columbia Corporate Center office properties which were previously unleveraged.  The loan bears interest at LIBOR plus 1.75% and has an initial maturity of May 2020 with two one-year extension options.

Strategic Developments Highlights

During the first quarter 2015, we acquired a 58,000 square foot commercial building and air rights with total residential and commercial development rights of 196,133 square feet. These acquisitions, combined with our acquisitions in 2014, create a 42,694 square foot lot entitled for 817,784 square feet of mixed-use development. These properties are collectively referred to as the Seaport District Assemblage and are located adjacent to our South Street Seaport property.  We are currently evaluating our plans with respect to this project.

Pre-sales for the first two market-rate residential condominium towers at Ward Village, Waiea and Anaha, launched in the beginning of 2014, and construction on both towers began later in the year.  Pre-sales are subject to a 30-day rescission period, and buyers are required to make a deposit equal to 5% of the purchase price at signing and an additional 5% deposit 30 days later at which point their total deposit of 10% of the purchase price becomes non-refundable.  Buyers are required to make an additional 10% deposit within approximately four months of signing. As of April 30, 2015, we have received $164.6 million of buyer deposits, representing $860.2 million of contracted gross sales revenue.

Waiea will have 171 total units, of which 87.7% have been contracted as of April 30, 2015. Total development costs are expected to be approximately $403 million (excluding land value) which includes $5.0 million of development-related marketing costs that will be expensed as incurred. The project is expected to be completed by the end of 2016. As of March 31, 2015, we have incurred $90.7 million of development costs of which $4.3 million were development-related marketing costs. As of March 31, 2015, the project was approximately 20.9% complete, and we recognized $12.2 million profit during the period.

Anaha, will have 311 total units, of which 79.7% have been contracted as of April 30, 2015. Total development costs are expected to be approximately $401 million (excluding land value) which includes $4.0 million of development-related marketing costs that will be expensed as incurred. The project is expected to be completed by mid-2017. As of March 31, 2015, we have incurred $44.5 million of development costs of which $3.5 million were development-related marketing costs. We expect to meet the requirements for recognizing revenue on the percentage of completion basis for Anaha in the second quarter 2015.

For a more complete description of all of our Strategic Developments please refer to “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Strategic Developments” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC and is headquartered in Dallas, TX. For additional information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$48,081	$47,671
Builder price participation	5,698	4,097
Minimum rents	35,194	20,360
Tenant recoveries	9,667	6,015
Condominium rights and unit sales	34,857	3,126
Resort and conference center revenues	12,003	9,426
Other land revenues	3,293	2,512
Other rental and property revenues	6,297	5,446
Total revenues	155,090	98,653

Expenses:
Master Planned Community cost of sales	23,896	23,078
Master Planned Community operations	9,983	9,261
Other property operating costs	18,145	13,804
Rental property real estate taxes	6,200	3,740
Rental property maintenance costs	2,744	1,915
Condominium rights and unit cost of sales	22,409	1,571
Resort and conference center operations	9,078	7,511
Provision for doubtful accounts	809	143
Demolition costs	117	2,516
Development-related marketing costs	6,243	4,224
General and administrative	18,963	16,882
Other income, net	(1,464)	(10,448)
Depreciation and amortization	21,510	10,509
Total expenses	138,633	84,706

Operating income	16,457	13,947

Interest income	136	2,188
Interest expense	(13,246)	(7,321)
Warrant liability loss	(108,810)	(96,440)
Equity in earnings from Real Estate and Other Affiliates	1,788	6,068
Loss before taxes	(103,675)	(81,558)
Provision for income taxes	2,284	4,773
Net loss	(105,959)	(86,331)
Net income attributable to noncontrolling interests	—	15
Net loss attributable to common stockholders	$(105,959)	$(86,316)

Basic loss per share:	$(2.68)	$(2.19)

Diluted loss per share:	$(2.68)	$(2.19)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	March 31,	December 31,
	2015	2014
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,639,464	$1,641,063
Land	321,176	317,211
Buildings and equipment	1,295,694	1,243,979
Less: accumulated depreciation	(173,439)	(157,182)
Developments	1,109,109	914,303
Net property and equipment	4,192,004	3,959,374
Investment in Real Estate and Other Affiliates	56,127	53,686
Net investment in real estate	4,248,131	4,013,060
Cash and cash equivalents	458,372	560,451
Accounts receivable, net	37,271	28,190
Municipal Utility District receivables, net	111,066	104,394
Notes receivable, net	26,892	28,630
Deferred expenses, net	73,845	75,070
Prepaid expenses and other assets, net	293,199	310,136
Total assets	$5,248,776	$5,119,931

Liabilities:
Mortgages, notes and loans payable	$2,123,617	$1,993,470
Deferred tax liabilities	63,568	62,205
Warrant liabilities	474,890	366,080
Uncertain tax position liability	4,709	4,653
Accounts payable and accrued expenses	458,267	466,017
Total liabilities	3,125,051	2,892,425

Commitments and Contingencies (see Note 15)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,707,335 shares issued and outstanding as of March 31, 2015 and 39,638,094 shares issued and outstanding as of December 31, 2014	397	396
Additional paid-in capital	2,839,709	2,838,013
Accumulated deficit	(712,894)	(606,934)
Accumulated other comprehensive loss	(7,259)	(7,712)
Total stockholders' equity	2,119,953	2,223,763
Noncontrolling interests	3,772	3,743
Total equity	2,123,725	2,227,506
Total liabilities and equity	$5,248,776	$5,119,931

Supplemental Information

March 31, 2015

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability gain  (loss), increase (reduction) in the tax indemnity receivable and corporate other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP	Three Months Ended March 31,
loss before taxes	2015	2014
	(In thousands)

REP EBT	$37,815	$35,644
General and administrative	(18,963)	(16,882)
Corporate interest income/(expense), net	(13,212)	(10,980)
Warrant liability loss	(108,810)	(96,440)
Corporate other income, net	1,132	8,075
Corporate depreciation and amortization	(1,637)	(975)
Loss before taxes	$(103,675)	$(81,558)

Reconciliation of Adjusted Net Income to Net loss	Three Months Ended March 31,
attributable to common stockholders	2015	2014
	(In thousands)

Adjusted Net Income	$24,361	$20,633
Depreciation and amortization	(21,510)	(10,509)
Warrant liability loss	(108,810)	(96,440)
Increase (reduction) in tax indemnity receivable	—	—
Net loss attributable to common stockholders	$(105,959)	$(86,316)

MPC Land Sales Summary

Three Months Ended March 31, 2015

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Three Months Ended March 31,
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Bridgeland
Residential
Single family - detached	$4,578	$136	11.8	0.5	41	3	$388	$272	$112	$45
Total	4,578	136	11.8	0.5	41	3	388	272	112	45
$ Change	4,442		11.3		38		116		67
% Change	NM		NM		NM		42.6%		148.9%

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	16,774	16,281	29.2	31.3	78	121	574	520	215	135
Single family - detached	13,650	4,800	14.9	6.9	75	25	916	696	182	192
Custom lots	2,545	5,036	2.0	3.8	5	8	1,273	1,325	509	630
Commercial
Not-for-profit	—	2,250	—	10.0	—	—	—	225	—	—
Total	32,969	28,367	46.1	52.0	158	154	715	546	209	170
$ Change	4,602		(5.9)		4		169		39
% Change	16.2%		-11.3%		2.6%		31.0%		22.9%

The Woodlands
Residential
Single family - detached	6,807	17,271	9.8	23.8	37	83	695	726	184	208
Single family - attached	408	938	0.8	1.4	9	14	510	670	45	67
Total	7,215	18,209	10.6	25.2	46	97	681	723	157	188
$ Change	(10,994)		(14.6)		(51)		(42)		(31)
% Change	-60.4%		-57.9%		-52.6%		-5.8%		-16.5%

Total acreage sales revenue	44,762	46,712	68.5	77.7	245	254

Deferred revenue	393	(1,658)
Special Improvement District revenue *	2,926	2,617
Total segment land sale revenue - GAAP basis	$48,081	$47,671

* Applicable exclusively to Summerlin.

NM – Not Meaningful

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended March 31,
	2015	2014	Change
	(In thousands)
Retail
Columbia Regional (a)	$261	$—	$261
Cottonwood Square	160	153	7
Creekside Village Green (b)	39	—	39
Downtown Summerlin (b)	1,744	—	1,744
Hughes Landing Retail (b)	58	—	58
1701 Lake Robbins (c)	169	—	169
Landmark Mall (d)	(76)	549	(625)
Outlet Collection at Riverwalk (e)	1,153	(1)	1,154
Park West	640	564	76
Ward Village (f)	6,315	5,629	686
20/25 Waterway Avenue	420	421	(1)
Waterway Garage Retail	169	168	1
Total Retail	11,052	7,483	3,569
Office
10-70 Columbia Corporate Center (g)	3,232	144	3,088
Columbia Office Properties	14	88	(74)
One Hughes Landing (h)	1,322	469	853
Two Hughes Landing (i)	204	—	204
2201 Lake Woodlands Drive	(52)	(33)	(19)
9303 New Trails	493	467	26
110 N. Wacker	1,529	1,520	9
3831 Technology Forest Drive (j)	391	—	391
3 Waterway Square	1,474	1,567	(93)
4 Waterway Square	1,460	1,441	19
1400 Woodloch Forest	328	240	88
Total Office	10,395	5,903	4,492

85 South Street (k)	107	—	107
Millennium Waterway Apartments	1,052	1,060	(8)
The Woodlands Resort & Conference Center (l)	2,925	1,915	1,010
Total Retail, Office, Multi-family, Resort & Conference Center	25,531	16,361	9,170

The Club at Carlton Woods (b)	(846)	(1,213)	367
The Woodlands Ground leases	216	110	106
The Woodlands Parking Garages	(176)	(179)	3
Other Properties	891	280	611
Total Other	85	(1,002)	1,087
Operating Assets NOI - Consolidated and Owned	25,616	15,359	10,257

Redevelopments
South Street Seaport (b)	(14)	(394)	380
Total Operating Asset Redevelopments	(14)	(394)	380

Dispositions
Rio West Mall	—	49	(49)
Total Operating Asset Dispositions	—	49	(49)
Total Operating Assets NOI - Consolidated	25,602	15,014	10,588

Straight-line lease amortization (m)	1,194	(436)	1,630
Demolition costs (n)	(117)	(2,494)	2,377
Development-related marketing costs	(2,266)	(2,079)	(187)
Depreciation and amortization	(18,762)	(9,010)	(9,752)
Write-off of lease intangibles and other	(154)	—	(154)
Equity in earnings from Real Estate and Other Affiliates	885	1,805	(920)
Interest, net	(6,485)	(1,925)	(4,560)
Total Operating Assets REP EBT (o)	$(103)	$875	$(978)

	Three Months Ended March 31,
	2015	2014	Change
	(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Woodlands Phase II	$(104)	$—	$(104)
Stewart Title Company	391	198	193
Summerlin Baseball Club	(234)	(247)	13
The Metropolitan Downtown Columbia (b)	(508)	—	(508)
Woodlands Sarofim # 1	391	401	(10)
Total NOI - equity investees	(64)	352	(416)

Adjustments to NOI (p)	(680)	(31)	(649)
Equity Method Investments REP EBT	(744)	321	(1,065)
Less: Joint Venture Partner's Share of REP EBT	(118)	(297)	179
Equity in earnings from Real Estate and Other Affiliates	(862)	24	(886)

Distributions from Summerlin Hospital Investment (q)	1,747	1,781	(34)
Segment equity in earnings from Real Estate and Other Affiliates	$885	$1,805	$(920)

Company's Share of Equity Method Investments NOI
Millennium Woodlands Phase II	$(85)	$—	$(85)
Stewart Title Company	196	99	97
Summerlin Baseball Club	(117)	(124)	7
The Metropolitan Downtown Columbia (b)	(254)	—	(254)
Woodlands Sarofim # 1	78	80	(2)
Total NOI - equity investees	$(182)	$55	$(237)

	Economic	Three Months Ended March 31, 2015
	Ownership	Debt	Cash
		(In thousands)
Millennium Woodlands Phase II	81.43%	$37,570	$473
Stewart Title Company	50.00%	—	268
Summerlin Baseball Club	50.00%	—	515
The Metropolitan Downtown Columbia (b)	50.00%	52,342	335
Woodlands Sarofim # 1	20.00%	6,162	940

(a)	Stabilized annual NOI of $2.2 million is expected by the end of the second quarter 2016.
(b)	Please refer to the discussion regarding this property in our first quarter 2015 Form 10-Q.
(c)	This asset was acquired in July 2014.
(d)	The lower NOI is due to a one time favorable property tax settlement with the City of Alexandria of $0.7 million that occurred in the first quarter 2014.
(e)	Stabilized annual NOI of $7.8 million is expected by early 2017 based on leases in place as of March 31, 2015.
(f)	NOI increase is primarily due to higher rental rates and a bad debt recovery.
(g)	In December 2014, we acquired 10–60 Columbia Corporate Center comprised of six adjacent office buildings totaling 699,884 square feet. We acquired 70 Columbia Corporate Center in 2012.
(h)	NOI increases are primarily due to increased occupancy.
(i)	Stabilized annual NOI of $5.2 million is expected by the third quarter 2015.
(j)	Stabilized annual NOI of $1.9 million was reached in the first quarter 2015.
(k)	Acquired in 2014.

(l)

The renovation project has had a significant positive impact on NOI due to the higher revenue per available room (“RevPAR”) resulting from the new and upgraded rooms. RevPAR is calculated by dividing total room revenues by total occupied rooms for the period.

(m)

The net change in straight-line lease amortization for the three months ended March 31, 2015 compared to 2014 is primarily due to new leases at Downtown Summerlin, Two Hughes Landing, 3831 Technology Forest Drive and Ward Villages.

(n)	Demolition costs are related to demolition of Pier 17 at South Street Seaport.
(o)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 16 - Segments in the Condensed Consolidated Financial Statements in our first quarter 2015 Form 10-Q.
(p)	Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.
(q)

During the first quarters of 2015 and 2014, we received distributions of $1.7 million and $1.8 million, respectively, from our Summerlin Hospital investment. Distributions from the Summerlin Hospital are typically made one time per year in the first quarter.